UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14D-9
SOLICITATION/RECOMMENDATION STATEMENT UNDER
SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)

American Independence Corp.
(Name of Subject Company)

American Independence Corp.
(Names of Persons Filing Statement)

Common Stock,
par value $0.01 per share
(Title of Class of Securities)

026760405
 (CUSIP Number of Class of Securities)

Teresa A. Herbert
American Independence Corp.
485 Madison Avenue
New York, NY 10022
(212) 355-4141
(Name, address and telephone numbers of person
authorized to receive notices and communications
on behalf of the persons filing statement)

COPY TO:

Lucosky Brookman LLP
45 Rockefeller Plaza, Suite 2000
New York, NY 10111
Attn:  Joseph L. Lucosky, Esq.
(732) 395-4400

☐     Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

This Amendment No. 1 amends and supplements the Solicitation/Recommendation Statement on Schedule 14D-9 originally filed by American Independence Corp., a Delaware corporation (the “Company” or “AMIC”), with the Securities and Exchange Commission (the “Commission”) on July 29, 2011 ( the “Schedule 14D-9”) relating to the offer by Independence Holding Company, a Delaware corporation and majority stockholder of AMIC, to exchange one share of AMIC common stock for 0.625 shares of IHC common stock, upon the terms and subject to the conditions set forth in the Prospectus/Offer to Exchange dated July 15, 2011 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal,” which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, contain the “Offer”).

Item 4. The Solicitation or Recommendation.

Item 4 of the Schedule 14D-9 is hereby amended and restated by replacing the first paragraph under the subheading “Reasons for Recommendation” with the following:

The Special Committee determined not to express an opinion and remain neutral toward the Exchange Offer because: (i) the stockholder’s decision to accept or reject the Exchange Offer is a personal decision and based on each stockholder’s unique financial position and other factors; and (ii) the stockholder should evaluate for itself/himself/herself the pros and cons of the Exchange offer set forth in the Offer to Purchase and assign the relative weight of such pros and cons that is appropriate for such stockholder’s circumstances.  For example, the potential benefits for accepting the Exchange Offer could have less of an impact on some stockholders than other stockholders of AMIC because of the number of shares of Common Stock that they hold, the price at which they bought the Common Stock, whether the Common Stock is in a taxable or tax free entity, and whether the stockholder is institutional or an individual. Such potential benefits may include (i) the stockholders will receive a premium for their shares of Common Stock, (ii) the greater trading volume of IHC common stock could result in the stockholders of AMIC experiencing greater liquidity, and (iii) IHC’s increased percentage ownership in AMIC may incentivize IHC to direct more of its business flow to AMIC, which could ultimately benefit both IHC and AMIC.  Likewise, some of the potentially negative factors of the Exchange Offer could weigh more heavily on some stockholders than other stockholders of AMIC.  Such possible negative factors may include (i) the proposed transaction may create taxable gains for some stockholders and taxable losses for others based on the original price that they purchased the Common Stock, and the personal tax situation of a stockholder may cause the stockholder to decide whether to accept or reject the Exchange Offer and (ii) the consummation of the Exchange Offer, general market conditions, improvement in the financial condition of the Company and other factors could cause the price of the Common Stock to increase beyond that resulting from the premium.  Because the Special Committee did not find that the potential benefits overwhelmingly outweighed the negative factors or that the possible negative factors overwhelmingly outweigh the potential benefits, or that the potential benefits and possible negative factors have the same general effect on the stockholders as a whole rather than unique effects on any single stockholder, the Special Committee determined to express no opinion and let the stockholders decide based on their individual circumstances.

Item 8. Additional Information.

Item 8 of the Schedule 14D-9 is hereby amended and supplemented by adding to the beginning of Item 8 the following:

No officer of the Company has any agreement or understanding, whether written or unwritten, with the Company concerning any type of compensation, whether present, deferred or contingent, that is based upon, triggered by or is otherwise affected by or relates to the Exchange Offer.

No modification to the terms or status of any outstanding stock option or any other incentive award shall occur as a result of the Exchange Offer.  Under the terms of the Company’s 2009 Stock Incentive Plan (the “Plan’), upon the occurrence of a “Change in Control” of the Company, the Compensation Committee of the Company’s Board of Directors shall determine the treatment of outstanding incentive awards under the 2009 Plan.  However, the Exchange Offer does not constitute a “Change in Control” as defined in the Plan.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

American Independence Corp.

By:	/s/ Teresa A. Herbert
Name: Teresa A. Herbert Title: Chief Financial Officer and Senior Vice President

Date:  August 5, 2011